Exhibit (a)(5)(ii)

THE LION FUND II, L.P.

ANNOUNCES PRELIMINARY RESULTS OF ITS TENDER OFFER FOR SHARES OF

COMMON STOCK OF BIGLARI HOLDINGS INC.

San Antonio, TX, July 2, 2015 /PRNewswire/ — The Lion Fund II, L.P. (“The Lion Fund II”) today announced the preliminary results of its tender offer to purchase for cash up to 575,000 shares of the common stock of Biglari Holdings Inc. (NYSE: BH) at a purchase price of $420.00 per share. The tender offer expired at 11:59 p.m., New York City Time, on July 1, 2015.

Based on a preliminary count, the total number of shares tendered in the tender offer was 620,679 shares, including shares tendered pursuant to the guaranteed delivery procedure described in the tender offer documents. These preliminary results indicate the tender offer was oversubscribed. Pursuant to the terms of the tender offer The Lion Fund II elected to increase the number of shares accepted for payment by 41,312 or 2% of the outstanding shares of Biglari Holdings Inc. The number of shares that The Lion Fund II will purchase from each tendering shareholder will be prorated so that The Lion Fund II will purchase a total of 616,312 shares.

The number of shares of common stock of Biglari Holdings Inc. expected to be purchased by The Lion Fund II is preliminary and subject to final confirmation. The final results of the tender offer will be announced promptly following completion of the confirmation process. Payment for shares of common stock of Biglari Holdings Inc. accepted for purchase by The Lion Fund II will be made promptly in accordance with the terms of the tender. All shares tendered in the tender offer but not accepted for purchase will be promptly returned to tendering shareholders.

If shareholders have any questions, please call our Information Agent, Okapi Partners LLC, by telephone toll free at (877) 629-6357.

Important Notice

The Lion Fund II launched a tender offer for up to 575,000 shares of the common stock of Biglari Holdings Inc. on June 4, 2015, and filed a tender offer statement on Schedule TO with the SEC, including the offer to purchase and other related materials. Biglari Holdings Inc. filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The offer to purchase shares of Biglari Holdings’ common stock will only be made pursuant to the Schedule TO and other related materials. Shareholders are urged to read carefully the Schedule TO and other related materials, as well as the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Biglari Holdings Inc. Shareholders may obtain free copies of the Schedule TO, offer to purchase and other related materials, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, from the SEC’s website at www.sec.gov.

Forward-Looking Statements Disclaimer

Certain statements in this letter constitute “forward-looking statements.” Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “predict,” “potential,” “continue,” “likely,” “plan,” “seek,” “may,” “will,” “should,” “would” and “could.” These forward-looking statements are not historical facts but are the intent, belief or current expectations of The Lion Fund II based on its knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and shareholders should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in Biglari Holdings Inc.’s most recent Annual Report on Form 10-K, as filed with the SEC. The Lion Fund II undertakes no obligation to update or revise the forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, except as may be required by applicable law.

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